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On December 22, 2020, Niccolo de Masi, the Chief Executive Officer of dMY Technology Group, Inc. (the “Company”), participated in an interview with Benzinga hosts Mitch Hoch and Chris Katje, during which they discussed the proposed business combination of the Company and Rush Street Interactive, LP. Below is a transcript of the interview.

BENZINGA TRANSCRIPT

Chris Katje (Benzinga) [CK]: Alright guys, again we bring you the exclusive CEO interviews on SPACs Attack so our guest on today’s show, is Niccolo De Masi. He’s the CEO of DMY Technology Group and also the Chairman of Glu Mobile. So DMY Technology has launched three SPACs—DMYT, DMYD and DMYI, which is still being traded as unit. DMYT is merging with Rush Street Interactive. DMYD is merging with Genius Sports. So welcome to the show Mr. De Masi.

Niccolo de Masi [NdM]: Pleasure to be here gentlemen. Big fan.

Mitch Hoch (Benzinga) [MH]: Thank you for coming on. Alright, Chris, I know that you got a lot of questions. I’m gonna be back ‘cause I got some great ones, so I’ll let you go ahead and nail some of these and then I’ll jump back in.

CK: Alright, awesome Mitch. Yeah, so let’s dive right in. So DMY Technology has launched three SPACs. So want to kind of go through in order here. So DMYT announced that they were merging with Rush Street Interactive. Rush Street has been dominant in the Illinois market, so I’m wondering if you could talk a little bit about the early results there in Illinois for that brand in the state.

NdM: Well, yeah, I mean look Rush Street Interactive is actually the number one online casino company nationwide. So if you look at Eilers & Krejcik that we think has pretty good research, they’ve been very consistent in the last two or three quarters that we have been the number one market share leader in online casino. We’re probably number three or four depending which state we’re looking at from a sports betting perspective, but overall, we’re posting really impressive results, right? So we announced the SPAC IPO transaction on July 27th. We’ve upgraded our results twice since then. We announced, you know, really impressive Q3 results. You know, operating break even or better. Very little marketing spend, really compelling unit economics and revenue obviously, you know in the high 70s, which bodes well as we think about momentum for Q4 in the next year. So Rush Street Interactive obviously has been an operationally excellent business. That’s why we chose it to merge with. I’ve been in the gaming space as you know for the better part of 20 years in the public markets. I feel like I understand what it takes to make a great game company and Rush Street Interactive has been a great online casino company from inception frankly. We’re the leader in almost every state that matters and the leader overall. We’re the only player that has licenses in the big markets and we are not only first to market everywhere that I think is relevant, but even when we’re not first to market, we still out-compete the landscape into a leadership position. Um, so we have our shareholder vote coming up next week on December 29th and we’re really excited about what next year has to bring for Rush Street. We’re going to have more growth capital on the balance sheet than the company’s ever had in its history given that it got to IPO and only about $50 million of invested capital. And it will have over $230 million on the balance sheet, you know, by the end of the year.

CK: Awesome. So, you know, I kind of started my question talking about sports betting and you went into the next question I had – iGaming. So iGaming is kind of seen as the higher growth area and provides better margins for these companies. So we talked a lot about sports betting but can you kind of give us, you know, a summary of iGaming and why, you know, that may be more valuable in the long run to yourself and some of the competitors?

NdM: Oh absolutely. I mean, I think casino is the, is the granddaddy of all gaming, right? And I say that not only of sportsbook but free-to-play casino as well. So we have the biggest lifetime values. We have the most profitable unit economics. I mean a sportsbook, you know, player might be worth $20, you know, in its lifetime, whereas a casino player is worth $600, right? So it is, it is forecast Eilers & Krejcik to be double the size of the sportsbook business, the online casino business, so we feel like Rush Street is phenomenally well-positioned. We have a team of veterans. We own our own tech stack. It means we can update our product faster than anybody else in the market. So we have an advantage in improving our product through continual iteration and continual experimentation. They have a single tech stack for both social casino through to the regulated, so we can get into markets even before they liberalize. And obviously you’re seeing on the back of state budget deficits a lot of enthusiastic political pressure to liberalize iGaming. So I think you’re going to see the ball and momentum move towards the leaders and iGaming because sportsbook is really just kind of a warm up I think in a lot of ways for online casino where the real money is made long term.

CK: Awesome, yeah, you actually hit on my next question as well. So talking about state. So we’ve seen huge numbers put up from New Jersey, Pennsylvania and now Illinois, one of the newer states. So yeah budget deficits, you know, New York was the recent one where kind of highlighted that sports betting could be on the docket so uh, what you see kind of as the overall going into 2021 theme of, you know, more states legalizing? Do you think the strong results is, you know, we’re just going to be the overall key catalyst to getting more to legalize here.

NdM: Yeah, I think it’s multifactorial. Obviously, you know, believe it or not, shelter in place has been a tailwind for all gaming, from social casino, to sports, to iGaming. But I think legalization and liberalization is getting a big shot in the arm, right? So you’re going to see a lot of states that we’re planning to legalize anyway in the next two years just move faster at it and they’ll move faster on both the sportsbook side and the casino side. So, you know, look, we have a commanding lead as it stands, and we’re also getting to new markets faster than our competitors are. That is one of the things we pride ourselves on at Rush Street is new market entry, so I expect to see really strong momentum from this company. I mean, we’ll update guidance, you know, for next year on the Q4 results in February, but if you look at our progress not only in Q3 this year, but also the fact that we updated last week that we’d be at the upper end of our guidance range for 2020, obviously you can see the kind of operating momentum coming out of the Rush Street team, the kind of profitable unit economics that casino drives. This is a company that hasn’t burnt a lot of cash to get to IPO, is actually, you know, profitable in 2020 already and they will spend more money as markets open up next year and beyond. I think it’s a company that understands the value of the dollar, has a high focus on ROIC as a metric of fundamental, long-term sustainable success and we’re really excited to capture not only the existing markets we have, but also recognize that player psychology and the female online gamer is integral to success. I mean, at least half of the people that are playing online casino and iGaming in the social casino and the regular space are women. That is something that Rush Street has been really keen to build local brands around and make sure that we differentiate our playing experience for this wonderful half of the market.

CK: Awesome. So Rush Street has access to several of the large states that have legalized. So Michigan is one and they are expected to roll out online gaming soon. What do you kind of see for the overall Michigan market? It’s one of the larger populated states. It’s where Benzinga is based out of. It’s where I live, so we’re excited to see the growth here in Michigan. But what are your thoughts about, you know, that state with the large population coming online?

NdM: It’s integral to our plans for next year. I mean we are ready to go the day that is that is liberalized in every market. So I think we’re the only, I think we’re one of only three or four operators that have licenses in the four states that we think are going to really matter, including New York in the next year or two, and Michigan, hopefully, is one of those also. So you hit the nail on the head. It’s a big population. I think that next year will be, you know, blockbuster results for the state. It’ll be good for the local economy. It’ll be good for the government, obviously, and we think we’re going to see, you know, the same kind of enthusiastic uptake that we’ve seen every the state that we’ve been in. So we’re counting the days as it seems you are at Benzinga, my friend.

CK: So, so along with those states that you do have the deals in place — I know you probably can’t talk specifics, but is there plans, you know, to grow through partnerships to get entry into other states going forward?

NdM: Yeah, absolutely. So, I mean Neil Bluhm is the founder of our business and chairman. He has been a leading developer of regional casinos. We’ve had, obviously, you knowm the benefits of his regulatory and land based heritage, but we’ve been leading even in states where we don’t have a Neil Bluhm physical Rush Street casino. So it really speaks to our, our better mousetrap to be honest. We think that we have the best product in the marketplace. You know, I’ve always found that, you know, game companies win by having the best product, not by spending the most marketing dollars. It really is about, you know, capturing players’ imaginations, differentiating the player experience from the first time deposit through into retaining them, converting them in what we call the elder game experience later on. And that’s really where we’ve been masters, I think, at Rush Street. And it’s because a lot of the team that built our tech stack used to be in the social casino space, you know, eight, nine, 10 years ago, before liberalization was even really plausibly being talked about in the U.S. And, you know, if you can learn to, if you can learn to compete as Glu Mobile does in a market where there are thousands of competitors, you certainly have an advantage in states where there’s only a handful of other players, right? And some of the states that we’re going to be entering or liberalizing with only have four, five skins going out. At most, I think Colorado might have 20, but whether it’s four or 20 in any given state, it’s a heck of a lot fewer than the, you know, the thousands tens-of-thousands of developers you compete with in the social casino space where a lot of the Rush Street team cut their teeth back in the day. So feeling very, very confident about our sustainable competitive leader.

CK: Awesome. So I want to turn international for a moment. So Rush Street also has operations in Colombia. Can you talk a little bit about that market and kind of the overall international business?

NdM: No, that’s a great point. I mean, it’s another state, a nation state in this case, where, you know, we’re number three in Colombia even though we don’t have a local casino, we weren’t first, we’ve, you know, we’ve grown our market share position there through the blocking and tackling of being, of being excellent in what we do, providing a compelling, differentiated experience even in another language. So you know, I think we expect Latin America to be a meaningful growth driver for us in the coming years. It’s not a greater priority for us than obviously U.S. states expansion, but we think it’s a meaningful advantage for us that we have the groundwork there for adding additional, you know, countries. And beyond Latin America, of course, you know we’ve got the DNA for global expansion, but, you know, to be clear, I do think the unit economics and the profitability opportunity in the U.S. is probably, you know, surmounts anything we might see internationally for the next three to five years.

MH: Alright, just wanted to jump in here. So one of the things that I’ve been looking at is, you know, I’m big into looking at kind of revenue multiples and, you know, everyone’s been looking at the big Draft Kings and different kind of stocks that have come out and, you know, you guys are really trading at a fraction of that revenue multiple to DKNG, you know. You guys are going to be growing at twice the rate of DKNG and GNOG and half the revenue of DKNG and more than twice of that of GNOG. And what I’m really focusing on is that you guys are going to be in that positive cash flow. So how do you think this gives you guys a competitive advantage in this space and how it really just looks attractive?

NdM: Yeah, we agree obviously. Look, Neil Bluhm, I think he’s Illinois third wealthiest, you know, captain of industry, and he’s been very successful for the last, you know, 50, 60 years building a number of multibillion dollar businesses. You know real estate, casinos in development now, online casinos. So he’s here for the long term, right? Our business, quite uniquely, is owned, you know 68 percent or more — it’s actually majority controlled by Neil Bluhm and the other cofounders Richard Schwartz and Greg Carlin, and they haven’t really sold down much of anything in the SPAC IPO transaction. So almost all of our cash is goin on the balance sheet for growth. They’re taking a very long term view because they believe they can build a 10 billion dollar plus market cap business here and they are, you know, as I said earlier on, their focused on ROIC and they know the value of a dollar. So we will increase marketing spend next year. You know, we won’t be more profitable probably next year depending how states liberalize and how [inaudible] works out, but we are guiding to meaningful investments with the growth capital and market investments and growth. But as you rightly point out, you know, we have the best unit economics, so, you know our payback on marketing spend is months, not years. There are competitors, some of whom you’ve mentioned that don’t pay back on their spend for years. We’re not going to be spending more marketing dollars in any given quarter or year for that matter then we have in revenue. That’s not the philosophy of Neil Bluhm, Greg Carlin and Richard Schwartz and the Rush Street team, and it’s something we applaud at DMY Technology. We think this is the way to build a sustainable winning business the long term. We think that you have to always run this as a real sustainable business otherwise eventually the market, you know, catches wind and won’t be happy with what happens if you have to start cutting back your marketing dollars to be profitable. We won’t have to do that, right? We can take a longer term view on marketing payback and grow the top line even faster than where we would be if we were taking a multiyear payback period view on marketing and now we start cutting it back to try and, you know, get the bottom line to head closer to break even, right? So I think it’s a real enduring advantage and I, I think you’re spot on, Mitch, in pointing that out. We trade at a discount, but really, we should be trading at a premium because we have better growth, you know, we’ve got better unit economics, we’ve got better bottom line, got better return on marketing spend and we have a leadership position in a market online casino that is double the size of the sports betting business.

MH: Yeah, last, last thing I have here is to notice is one thing I notice also is that you guys don’t use that business to business provider like let’s say reaching out to GAN. You guys have your own technology right?

NdM: Yeah, so we, we do partner with um, some people in the value chain, but we control more of it at Rush Street than anybody else. So you know we have, we have not had to acquire anything to get control of being able to iterate the product that consumers get in their hands. And we believe that gives us a margin advantage and it gives us obviously a control and a time to market advantage. So you know we still need data, uh, you know for our sportsbook business. But on the casino side, as our team, our managers always like to say, our managers like to say, you know, everyone can get similar slot games. The question is what is the consumer experience that wraps around that? How does the bonus bank, you know, system work? How do redemptions and payouts work? And we’re very transparent and really very unique about how quickly you can redeem cash as well as how you know our our Elder game system works for more loyal users. And I think the other thing I would point out Chris and Mitch is we don’t over-bonus at Rush Street. So if you look at our market share in casino, we’re number one overall in GGR (gross gaming revenue). But actually, we’re focused on net gaming revenue where our market share lead is even bigger. If you look at NGR, which strips out bonusing, you know, free play, we have an even bigger lead because we don’t need to over-bonus to get people to play our casino, and I think that’s a really important point for your viewers, is that at the end of the day, I like to always say that GGR is vanity, NGR is sanity, right? And I think that really is all you need to know about the casino space.

MH: Hey, I can tell you as a, as a person that plays in both spaces, the bonuses definitely play a role, so uh, you know, I think that’s a very important point that you pointed out there. Alright, so let’s go ahead and let’s get into some of the questions on DMYD here. I know Chris has a couple, so we’ll go ahead and get into this.

NdM: Awesome.

CK: Yeah, and I see people in the chat um, ready to go on DMYD so, this is one we’ve talked about on the show recently um, love this deal here, so want to dive in and find some more. So Genius Sports is a data provider to the major sports betting companies. I’m wondering if you can talk a little bit about some of the exclusive deals that Genius Sports has in this space.

NdM: Yeah, I mean look, let me just say a couple of words on Genius broadly, and I’ll wrap that in if that’s OK, Chris. I mean, we are the pioneer of both live sports betting as well as official rights, um, and so Mark Locker, our CEO, has been doing this 15 years. He’s built this business from kind of, you know, his bedroom. I think as he used to say 15 years ago. And you know, we’re really proud of the fact that um, it’s the highest quality of the data providers in the space, we think we are growing fast. This once again we have the highest return on invested capital so, you know, Rush Street was built on $50 million of invested capital, DMYD, you know, Genius is built on only $40 million of invested capital, which is really an impressive performance for any entrepreneur. I think that entrepreneurs that can get further on less money know something about the space their competitors don’t know, and that something is really about the importance of software, the importance of data integrity as well as the importance of official rights. So Genius believes that sports leagues own their data, own their rights. We have contracts with a quarter of a million sets of sporting events who all believe in official rights. We have exclusive arrangements with people like the English Premier League, the number one most bet sporting league and activity in the world, and we also of course have exclusive deals with players in the US like the NCAA. But believe it or not, exclusivity, while it is important, it’s not the most important thing. We actually think the most important thing is official rights that are sanctioned by the league, not data that is obviously, you know, stolen or illicitly captured by so-called scouts in a stadium. And we think the quality of our software gives us an enduring advantage to be able to wrap that data and pass it on to our sportsbook operators around the world. So Genius is growing really rapidly. You can see in our prospectus or other our PIPE roadshow document filed with the SEC that we were growing even 25% year-on-year in the middle of COVID in Q2 when there weren’t a lot of sports in the US operating and that speaks to the breadth of our rights offering, as well as how integral we are to sportsbook operators. I believe that Genius Sports is actually listed as a risk factor in the Draft Kings prospectus because they can’t really operate without us. So you know, as Warren Buffett likes to say, like if you only get a certain number of silver bullets to invest, you’ve got to pick the businesses with the biggest barriers to entry—the most sustainable, predictable growth. And I think Genius Sports checks all the boxes there. You know, if you close your eyes and come back in three, five, seven, 10 years, you know this is literally the picks and shovel data play, toll booth operator of the whole global sportsbook betting business. It’s a company that was growing quickly even before the U.S. started to liberalize, which is why the product key from Apax bought a controlling stake two or three years ago and they remain a big shareholder. But our CEO at Genius, Mark Lock, he’s not selling now. He hasn’t sold in the SPAC IPO. He’s here to build a $10 billion-plus, big, long-term business, and I believe he’s on track to do that in grand style.

CK: Awesome, so yeah, you hit on picks and shovel. That was going to be the next thing I was going to say so and we do have our CEO of Benzinga watching as well. So one of the phrases he uses here for picks and shovel is the thing behind the thing so that’s what I’d like to say here. So genius sports, yeah, so deals in place with, you know, some of the larger sports betting companies um, you know? So you point it out, yeah, that in their prospectus, you know, that they, they need that technology so this is a great growing space that we like here. I want to turn to competition a little bit here. So Sportradar looks like main competitor so valued at $2.8 billion dollars, their last funding round. hey have been kind of rumored for a SPAC, an IPO deal. Do you see them going public being a catalyst as they may get a higher premium when you guys really have more market share than them?

NdM: Well, I mean, look it depends how you cut market share. I think what matters ultimately is growth rate and sustainability of the lead. So we think we’re — we might be a little smaller in market share, but we’re growing faster. We’re more public company ready because we’re leading in the notion of official rights and leagues controlling and owning their data. Were also a business which doesn’t — we don’t do business in the black market or the dark grey market, so Genius could have a lot more EBITDA if we sold, you know, to Caribbean operators and that kind of thing. And, so I, I think that there is room for two. And I agree that you know we are trailblazing here, and I think that we will ultimately, you know, stand a good chance of benefiting from that, but no doubt that, you know more attention [inaudible] next year [inaudible]

will be a helpful catalyst here. Ultimately, what I think is telling about Genius and Radar to some extent is look, we’re the only public market play right now, and I bet we’ll be only public market play for, you know, another three months if not six or nine or 12 months. And so the reality is, we’re the only way you can get exposure to the space and I believe that we also are the player that is poised to benefit most from continued U.S. liberalization because we have the better software business, OK? So we’re really focused on the tech and technology that leagues need to be successful in the space. That all having been said, you know if we’re the Bloomberg data provider of the space, you know, Sportradar is the, is the is the Reuters and there’s room for more than one person that everybody sort of has to pay as kind of the toll booth operators of the space. But I think the reality is that you know momentum right now, the visibility right now that we have by being public first is all an advantage. I mean, DraftKings has obviously done great for itself by being the first, you know, public legalized sportsbook operator, and I think that will achieve the same thing at Genius by being the first, you know, data provider to the sportsbook business worldwide.

CK: Awesome. I want to talk a little bit about recurring revenue. So genius has 60 percent recurring revenue in that presentation listed. You know, how important is it to, you know, lock in some of those deals with these sports betting companies for that data going forward.

NdM: Yeah, I mean we have deals with actually hundreds of sportsbook operators. As we’ve said in our deck, is, you know, both a fixed and a variable component. What I love about Genius is it’s the smartest investment you can make in the sportsbook space, right? Because you make one bet and you win with a Genius investment regardless of whether FanDuel beats Draft Kings or Draft Kings beats FanDuel or Rush Street beats them both and sportsbook in any given state or country worldwide. Everybody pays us and we also have a variable component, so we capture the upside but with no downside risk, right? So our business grows steadily even without the, the variable component. But when people have more momentum and they have a good quarter, you know we capture, you know even more of the upside with a diversified set of SAAS contracts that have a lot of inbuilt growth contractually in the coming years. So it’s just really a safe, sustainable and, frankly, winning proposition from an investor perspective on how to play the global sports betting book and marketplace.

MH: Alright, so one of the things that I wanted to talk about was Sportzcast, you know, as this is where one of the things that, you know, we’re just going to see increase. You know, the data for these and the different services that are going to be coming out, whether it just be even sports media, I think, you know, definitely Sportzcast is something that I’m interested. Tell us a little bit more about that.

NdM: Yeah, so this is an acquisition we announced, obviously, you know, a little over a week ago—eight days ago. It is the first of many smaller, you know, acqui-hires and eventually meaningful acquisitions that Genius would like to make and has a pipeline around. It’s in fact one of the reasons why Genius is going public now and wants the added growth capital we bring as they see an opportunity to accelerate growth. So they believe that, not only in the U.S. but worldwide, there are pieces of IP. There’s pieces of teams, a piece of technology where you know 1 + 1 can equal not just three, but like 10, right? So we can really turbocharge our overall operating model and value add for sportsbook operators, not only through our continued organic pipeline of R&D projects and investments and things like streaming, but also through incremental services that we can sell. So we think this is priced well. It’s valuable to all our existing clients. It will help us capture, you know, some new clients and Mark Locke, our CEO was on the ground, obviously in Florida last week as we announced that and wrapped that up aAnd he’s been very excited about that transaction for the entire time I’ve known him, I think. So it’s an exciting, you know, little deal, but valuable deal and it really points towards all the vectors of growth that Genius has. If you look at the new investor presentation we filed last Monday, we have a bridge from 2020 to 2022 and showing you kind of all the constituent components of growth. This is just one of four or five vectors that really allow us to predictably but powerfully grow the business in the next three to five years. So you should watch this space. There will be more similar type moves you know once were public.

MH: Yeah, you know one of the things that I noticed was and – I thought this was really interesting – is that 60 percent of the revenue is reoccurring and also the top 10 customers only make up 30 percent of that revenue. I think that that shows some good diversification there and your customers and also that reoccurring. I mean we always love reoccurring revenue, right?

NdM: No, exactly right. This is what I love about Genius. It’s diversified in sportsbook operators. It’s also diversified in the sporting events themselves, so you know, I think, you know, the number one most bet upon, you know, in the world is English Premier League. I believe that if you look at leading sportsbook operators, you will find that something like 7 percent, 5-to-7 percent of their handle is coming around the EPL which has, you know, maybe a couple 100 games a year that order of magnitude. It’s it comprises only about, you know 3-or-4 percent of the total sporting book data rights that someone like a Genius has. So it’s really quite impressive the amount of diversification they have on both sides of the equation. So they have – might even be less than, maybe it might be 2 percent – to actually have their rights and 5 percent of revenue. And that’s the number one most bet upon sport so everything else is a lower fraction of revenue than the EPL, And so you can see that this is really a global diversified data business and sportsbook business, right? 90-to-95 percent of revenue is not coming from the EPL, right? And even, even less of the data is right, so you know, people forget that sports, you know, sports are a localized affair. You know, it’s the same with all content. In my opinion. There are sports in every country that are unique to that country, and people like to, you know, wager and engage with them locally. And so I think Genius has an amazing mousetrap, an amazing software business. It’s an incredible business they’ve built. It’s very capital efficient and it’s plain, you know, already well to investors although I think those people understand it increasing the coming months they’ll get ever more excited about the fact that this is a one stop shop investment on global, truly global sportsbook betting. You know, from India to Europe to the U.S. to Latin America, it’s really hard to see how this is not, you know, a fantastic winner in the next, you know three-to-five-to-seven-to ten years just buying and holding.

MH: Alright, I know Chris has like a couple more so before we wrap it up like always, guys, if you guys are getting value out of this, smash the like below. Hit the subscribe. We do this every single day at 11. Let’s go ahead in this and wrap it up Chris. What are the last kind of questions we got here?

CK: Yeah, so I want to ask about so DmY Technology has a third SPAC that’s still trading as unit, so DMYIU, so it looks like going after consumer apps. Can you talk a little bit about some of the target areas that this SPAC is going to focus on?

NdM: Yeah, so we, we have a similar perspective for all three of our SPACs. What we added for DMYI is that not only are we looking at consumer apps as we have for the first two SPACs, but we’re also looking at the technologies that underpin the future of the mobile ecosystem, right? So things like machine learning, AI, next generation cloud computing. You know, potentially even things like quantum computing. They’re all in the mix. My partner is actually Harry You in DmY Technology who’s our Chairman and Harry is the former CFO of Oracle, the former CFO Accenture, and effectively ran the chairman’s office at EMC where he’s consummated, you know over 100 acquisitions of that company alone and obviously sold the business to Dell and spun off the tracking stock in VM Ware as part of that. So Harry’s got deep expertise in SAAS, deep expertise in next generation computing, and he and I make a fabulous, highly complementary team. So we’re really focused on probably doing something in deeper tech on DMYI, DmY3. We’re not going to be competing with either Rush Street and the B-to-C Casino space or on the sportsbook data space like Genius.

CK: Awesome, and then while we have you on and before we get to any possible viewer questions, here you are, the Chairman of Glu Mobile. Obviously not a SPAC, but we do talk gaming companies a lot on here, so I’m wondering if you have anything to kind of share with us just the overall, you know, outlook and picture for Glu <obile right now with mobile games growing so fast in part, due to the pandemic.

NdM: Yeah, absolutely. I mean look, I’m very proud of what my successor, Nick Earl, has done with the business in the last, you know, three-and-a-half-four years. There’s been a road map of growth that when I was a CEO for seven years, I feel like we laid out. We made some great acquisitions. It was the inspiration in a lot of ways of me becoming a SPAC sponsor. As I noted that I can add a lot of value as I have, is chairman of Glu by, you know, helping with governance, helping with acquisitions at strategy. But there’s often people that are, that are better CEOs than I of the operating business. And so, you know, Glu Mobile is I think, you know, it’s, it’s doubled, if not tripled bookings while I’ve been chairman and Nick’s been the CEO. It has integrated all the acquisitions that I made previously exceptionally well and led them all to growth and it’s launched some new great franchises as well. So we were the leader of Glu in in the baseball business as well as in a lot of female centric and female demographic-led games like Covet Fashion, Design Home. We raised a secondary, Glu, in Q2 so I have seen a lot of the same investors that have from my SPACs and my de-SPACs and PIPEs on the Glu fundraise also, and so we’ve got a war chest at Glu, you know, acquisition led growth is a possibility at a grander scale than it ever has been before. But it’s also a company that has tremendous operating momentum, right? So you’re right, shelter in place has been kind to both Rush Street, Genius and Glu Mobile, and I expect the momentum will carry forward tremendously next year. You’ve seen Glu Mobile increase guidance repeatedly this year, and we’re on track to have the biggest year in our, you know, 13-14 years as a public company in nearly 20 years in operation, believe it or not. I’ve been involved with company 11 years and when I started at Glu this was a, you know, barely $60 million revenue business, you know, running out of cash and in nine months, you know. Today this is a company with, you know, a billion-and-a-half market cap doing, you know approximately $600 million revenue, and you know, double digit EBITDA margins, with, you know, well over $300 million of cash on the balance sheet. So it’s, it’s really been a tremendous achievement in a lot of ways, kind of my career’s life work if you will, but I think you should watch this space because there are great things in store for Glu in the coming, you know, weeks, quarters, months and years also. So we appreciate your support and your audience tuning into to follow Glu as well as DMYT and DMYD and DMYI once we announce something.

CK: Awesome, so I know we’re running a little long here. We will just do one viewer question I saw here from King Donnelly. So they asked what trends are you seeing in customer acquisition cost and lifetime customer value.

NdM: Yeah, so that’s a different question depending on which company we’re talking about. At Glu Movile, you know, obviously there was no, not a lot of ad competition during shelter in place in Q2 and Q3 when travel companies all stopped advertising. But game companies have stepped into the breach and I think CPIs are back to where they were, even though LTV and [inaudible] is maintaining an elevated level which is, which is helpful. Rush Street’s seen something similar so, you know, you’re seeing pay back and marketing spend at both Glu and Rush Street driven by the quality of the product and the quality of the team. And I think we’ve got a fabulous product team at Glu and Rush Street, you know, bar none. So pay back at Rush Street I think is the quickest of any gaming company I’ve been involved in. It’s, it’s, you know, single digit months, whereas at Glu, sometimes will spend out to the one year LTV and maybe even beyond. And some of our competitors. I think in the sportsbook business spend out to the two year, maybe even three year LTV I’ve heard in some cases. And so I think what’s going to happen is obviously Apple is going, to going to change advertising and privacy policies next year in the first half of the year, I mean rumored to be, you know, probably late Q1, early Q2. Facebook has obviously started advertising, you know against this, I think vociferously against this for understandable reasons. That will change the landscape, but I think the big companies – the Glus, the Rush Streets will continue to have a data advantage and you continue to have a pay back on marketing spend advantage. Ultimately the ecosystem will stabilize again once Apple’s new policies have fully propagated, but in general, you know, what I always focus on in the gaming space is the product, not how much someone spends on marketing because if you spend, you know, a lot less per unit per user than you have in lifetime value, you’re going to be a great game company. Lots of room to grow, lots of room to spend, lots of room to be profitable. If you spend the same amount as or more on LTV, you know, you’re not doing something sustainable and eventually the, the public markets will catch up, wise up to that and probably punish vis-à-vis stock price performance. But that’s a great question, and you know, what Rush Street does is we focus on local markets, local personalities where we can really have an advantage in the demographic fit. And Glu, you know, borrows from similar notions both nationwide and locally. Plus it has things like my Kardashian game where we have some influence or power associated. Alright, Chris, any other questions?

CK: I think that’s it for today, you know, we want to thank you for coming on the show. I know we talked about a lot, covered those exciting SPACs. We’d love to have you back on the show in the future. We’re looking forward to hearing, you know, when DMYI is announced as well, so we appreciate your time today and look forward to following the progress of each of these names going forward.

NdM: Anytime great to be here. Happy Holidays, gentlemen and thank you everyone for watching. See you again.